UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): May 14, 2020

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01	TCI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

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Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

On May 14, 2020, Transcontinental Realty Investors, Inc. (“TCI” or the “Company”) announced its operational results for the quarter ended March 31, 2020. A copy of the announcement is attached as Exhibit “99.1.”

On May 14, 2020, Transcontinental Realty Investors, Inc. (“TCI” or the “Company”) announced its operational results for the quarter ended March 31, 2020. A copy of the announcement is attached as Exhibit “99.1.” The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated May 14, 2020

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 15, 2020

TRANSCONTINENTAL REALTY INVESTORS, INC.

	By:	/s/ Daniel J. Moos
Daniel J. Moos
President and
Chief Executive Officer

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Exhibit "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Daniel Moos (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q1 2020

DALLAS--(May 14, 2020)--Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, is reporting its Results of Operations for the quarter ended March 31, 2020. For the three months ended March 31, 2020, The Company reported a net income applicable to common shares of $4.6 million or $0.53 per diluted share, compared to a net loss applicable to common shares of $5.6 million or $0.64 per diluted share for the same period in 2019. This was driven by the overall strategic direction of both investing and expanding the core multi-family portfolio. In particular, as certain new multifamily development projects are completed, in which the Company has made significant new investments, it is expected that net income will again be positively impacted throughout the remainder of 2020. All new multifamily real estate projects within TCI’s future pipeline are progressing in various stages of development. Of significant note, the Company experienced a one-time expense as a requirement to pay Franchise Tax due to the Joint Venture Victory Abode Apartments (VAA). The Company does not anticipate this expense to reoccur in future periods.

With the current Coronavirus presenting a concern; we remain confident the underlying need for quality multi-family housing will remain strong. The Company bases this observation on occupancy trends across its portfolio. For the quarter ending March 31, 2020, same store occupancy was at 93.9% compared to 94.3% for the same period one year ago. To date, TCI’s existing portfolio has seen a significant increase in value. For FYE 2019, same store aggregate appraised value of TCI’s holdings was approximately $244.4 million. Whereas for FYE 2020, same store aggregate appraised value of TCI’s holdings was $298.7 million. This represents a $54.3 million or 22% increase in overall asset value year over year.

The Company believes that both the development of new projects and the historically low interest rate environment has positioned the Company along the strategic lines that it previously indicated. The Company has created a dynamic platform to continue its expansion in the multifamily sector. The ongoing plan is to continue to develop and acquire apartments in the geographic markets where demand exceeds supply.

Revenues

Rental and other property revenues were $11.9 million for the three months ended March 31, 2020, and 2019. For the quarter ended March 31, 2020, the Company generated revenues of $7.9 million and $4.0 million from its commercial and residential segments, respectively.

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Expenses

Property operating expenses increased by $0.3 million to $6.3 million for the three months ended March 31, 2020 as compared to $6.0 million for the same period in 2019. The increase in property operating expenses is due to an increase in real estate taxes of approximately $0.5 million offset by an overall decrease in general property operating and maintenance expenses of $0.2 million.

Depreciation and amortization increased by $0.30 million to $3.4 million during the three months ended March 31, 2020 as compared to $3.1 million for the three months ended March 31, 2019. The increase in depreciation is due to an increase in our ownership of residential apartments to ten from nine for the same period a year ago which resulted in an increase in depreciation of $0.9 million from $0.7 million a year ago.

General and administrative expense was $2.5 million for the three months ended March 31, 2020, compared to $2.2 million for the same period in 2019. The increase of $0.3 million in general and administrative expenses was primarily due to increases professional fees of $0.1 million and legal fees of $0.2 million.

Franchise taxes and other expenses was $1.5 million for the three months ended March 31, 2020, compared to $0.125 million for the same period in 2019. The increase of $1.4 million in franchise taxes and other expenses was primarily due to increases in franchise taxes of $1.0 million.

Other income (expense)

Interest income was $4.5 million for the three months ended March 31, 2020, compared to $4.6 million for the same period in 2019. The decrease of $0.1 million was due to an decrease in interest of $0.1 on notes receivable from other related parties.

Other income decreased by $3.1 million to $0.84 million for the three months ended March 31, 2020, compared to $3.9 million for the same period in 2019. For the quarter just ended March 31, 2020, the Company received property tax refunds of approximately $0.2 million, and recorded miscellaneous income of $0.6 million. For the same period a year ago, the Company recognized $3.6 million gain associated with the sale of land held by IOR to third parties.

Mortgage and loan interest expense was $7.9 million for the three months ended March 31, 2020, and 2019.

Foreign currency transaction was a gain of $7.8 million for the three months ended March 31, 2020 as compared to a loss of $5.8 million for the same period in 2019. The unrealized gain was the result of the strengthening of the U.S. Dollar against the Israel Shekels due to perceived liquidity issues in Israel most likely as a result of the global pandemic outbreak. During the first quarter just ended, we paid $11.6 million in Series A bond principal and $7.3 million in interest payments to our Series A, B, and C bonds denominated in Israel Shekels.

Loss from unconsolidated investments was a net $0.377 million for the three months ended March 31, 2020 as compared to a net loss of $1.1 million for the three months ended March 31, 2019. The loss from unconsolidated investments during the first quarter just ended was driven primarily from our share in the losses reported by the VAA Joint Venture of $0.376 million.

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Gain on land sales was $4.1 for the three months ended March 31, 2020, compared to $2.2 million for the same period in 2019. In the current period we sold approximately 18.7 acres of land for a sales price of $5.7 million which resulted in a gain of $4.1 million. For the same period in 2019, we sold approximately 22.3 acres of land for a sales price of $8.7 million which resulted in a gain of $2.2 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company’s website at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $221 and $113 for the three months ended 2020 and 2019, respectively, from related parties)	$11,918	$11,929

Expenses:
Property operating expenses (including $242 and $257 for the three months ended 2020 and 2019, respectively, from related parties)	6,309	5,997
Depreciation and amortization	3,394	3,109
General and administrative (including $1,055 and $1,500 for the three months ended 2020 and 2019, respectively, from related parties)	2,521	2,203
Franchise taxes and other expenses	1,494	125
Net income fee to related party	86	100
Advisory fee to related party	2,095	1,648
Total operating expenses	15,899	13,182
Net operating (loss)	(3,981)	(1,253)

Other income (expenses):
Interest income (including $3,839 and $4,285 for the three months ended 2020 and 2019, respectively, from related parties)	4,527	4,558
Other income	835	3,892
Mortgage and loan interest (including $444 and $490 for the three months ended 2020 and 2019, respectively, from related parties)	(7,967)	(7,959)
Foreign currency transaction gain (loss)	7,843	(5,818)
Equity loss from VAA	(376)	(1,055)
Losses from other unconsolidated investees	(1)	(7)
Total other income (expenses)	4,861	(6,389)
Income (loss) before gain on land sales, non-controlling interest, and taxes	880	(7,642)
Gain on land sales	4,138	2,216
Net income (loss) from continuing operations before taxes	5,018	(5,426)
State income tax expense	(247)	—
Net income (loss) from continuing operations	4,771	(5,426)
Net income (loss)	4,771	(5,426)
Net (income) attributable to non-controlling interest	(158)	(183)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	4,613	(5,609)
Net income (loss) applicable to common shares	$4,613	$(5,609)

(Loss) earnings per share - basic
Net income (loss) from continuing operations	$0.55	$(0.62)
Net income (loss) applicable to common shares	$0.53	$(0.64)

(Loss) earnings per share - diluted
Net income (loss) from continuing operations	$0.55	$(0.62)
Net income (loss) applicable to common shares	$0.53	$(0.64)

Weighted average common shares used in computing earnings per share	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767

Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$4,771	$(5,426)
Net income (loss) applicable to Transcontinental Realty, Investors, Inc.	$4,613	$(5,609)

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$482,834	$469,997
Real estate subject to sales contracts at cost	6,887	7,966
Less accumulated depreciation	(93,144)	(90,173)
Total real estate	396,577	387,790

Notes and interest receivable (including $62,130 in 2020 and $57,260 in 2019 from related parties)	126,870	120,986
Cash and cash equivalents	39,922	51,179
Restricted cash	28,158	32,082
Investment in VAA	53,508	59,148
Investment in other unconsolidated investees	22,631	22,632
Receivable from related parties	130,909	141,541
Other assets	52,214	50,560
Total assets	$850,789	$865,918

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$252,697	$246,546
Bonds and bond interest payable	207,832	229,722
Deferred revenue (including $9,468 in 2020 and 2019 to related parties)	9,468	9,468
Accounts payable and other liabilities (including $961 in 2020 and $935 in 2019 to related parties)	21,954	26,115
Total liabilities	491,951	511,851

Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2020 and 2019; outstanding 8,717,767 shares in 2020 and 2019	87	87
Treasury stock at cost, 200 shares in 2020 and 2019	(2)	(2)
Paid-in capital	257,853	257,853
Retained earnings	79,278	74,665
Total Transcontinental Realty Investors, Inc. shareholders’ equity	337,216	332,603
Non-controlling interest	21,622	21,464
Total shareholders’ equity	358,838	354,067
Total liabilities and shareholders’ equity	$850,789	$865,918